Exhibit 10.1
Form of Amendment to Stock Option Award Agreement
related to the Pre-Combination Options
     In accordance with Instruction 2 to Item 601 of Regulation S-K, the Amendments to Stock Option Award Agreements signed by the Executive Officers are substantially identical in all material respects except as to the parties thereto, the date of the original Pre-Combination Option award agreement and the number of shares of common stock subject to the original Pre-Combination Option award agreement. The following sets forth the material details of each Amendment to Stock Option Award Agreement that differs from the form of Amendment to Stock Option Award Agreement filed herewith:

		Number of Shares of
		Common Stock Subject to
	Date of Original Pre-	the Original Pre-
	Combination Option Award	Combination Option Award
Name of Executive Officer	Agreement	Agreement
Timothy A. Leach	December 6, 2004	138,665
	July 15, 2005	59,513
	December 30, 2005	89,269
	February 23, 2006	130,924
Steven L. Beal	December 6, 2004	138,665
	July 15, 2005	59,513
	December 30, 2005	89,269
	February 23, 2006	130,924
Curt F. Kamradt	December 6, 2004	61,628
	July 15, 2005	26,450
	December 30, 2005	39,675
	February 23, 2006	58,188
David W. Copeland	December 6, 2004	61,628
	July 15, 2005	26,450
	December 30, 2005	39,675
	February 23, 2006	58,188
E. Joseph Wright	December 6, 2004	61,628
	July 15, 2005	26,450
	December 30, 2005	39,675
	February 23, 2006	58,188
David M. Thomas III	April 15, 2005	47,877
	July 15, 2005	12,500
	December 30, 2005	18,750
	February 23, 2006	27,500

(Options Granted Prior to 6/12/06)
AMENDMENT TO
STOCK OPTION AWARD AGREEMENT
     This Amendment to Stock Option Award Agreement (this “Amendment”) is entered into effective as of November 16, 2007 (the “Effective Date”), by and between Concho Resources Inc., a Delaware corporation (the “Company”), and                      (“Employee”).
W I T N E S S E T H:
     WHEREAS, the Company (as successor to Concho Equity Holdings Corp.) has previously granted to Employee an option (the “Option”) effective as of ___, 200___ pursuant to a Stock Option Award Agreement and Summary of Stock Option Grant (collectively, as amended, the “Stock Option Agreement”) covering, as of the Effective Date, ___ shares (after taking into account certain adjustments previously made to the Option) of the common stock of the Company, par value $.001 per share (“Common Stock”), at a purchase price per share of $8.00 (after taking into account certain adjustments previously made to the Option);
     WHEREAS, as of the Effective Date, the Option is subject to the terms and conditions set forth in the Stock Option Agreement and the Concho Resources Inc. 2006 Stock Incentive Plan (the “Plan”) (which is an amendment and restatement of the Concho Equity Holdings Corp. 2004 Stock Option Plan pursuant to which the Option was originally granted); and
     WHEREAS, the Company and Employee are concerned that the Option could be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), because the original exercise price per share under the Option as of the date of grant of the Option was less than the fair market value of a share on such date; and
     WHEREAS, the Company and Employee wish to amend the Stock Option Agreement pursuant to the transition relief made available under Section 3.02 of IRS Notice 2006-79 (as modified by IRS Notice 2007-86) so that the Option will not be subject to the provisions of Section 409A of the Code;
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties, intending to be legally bound hereby, agree as follows, effective as of the Effective Date:
     1. Notwithstanding any provision in the Stock Option Agreement or the Plan to the contrary, the Stock Option Agreement is hereby amended as follows:
     (a) The Option shall be exercisable in accordance with the procedures set forth in the Stock Option Agreement only upon the occurrence of an “Exercise Date” and only during the period beginning on such Exercise Date and ending on the “Expiration Date” relating to such Exercise Date. The potential Exercise Dates and related Expiration Dates are described in paragraph 1(b) below. For purposes of this Amendment, (i) the term “Cause” shall have the meaning assigned to such term in the Stock Option Agreement, (ii) the term “Change of Control” shall mean the occurrence of a change in control event (as defined in Treasury regulation section 1.409A-3(i)(5)) with respect to the Company, (iii) the term “Disabled” shall mean the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (iv) the term “Separation from Service” shall mean Employee’s separation of service with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and (v) the term “Specified Employee” has the meaning assigned to such term in Section 409A of the Code as determined by the Company in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.
     (b) Subject to the provisions of paragraph 1(c) below, the Exercise Dates and related Expiration Dates are as follows:
(i)	If Employee incurs a Separation from Service by reason of Employee’s death, then the date of Employee’s death shall constitute an Exercise Date and the related Expiration Date shall be the last day of the taxable year of Employee in which such Exercise Date occurs or, if later, the 15th day of the third calendar month following such Exercise Date;

(ii)	If Employee becomes Disabled prior to incurring a Separation from Service, then the date Employee becomes Disabled (as determined by the Social Security Administration) shall constitute an Exercise Date and the related Expiration Date shall be the last day of the taxable year of Employee in which such Exercise Date occurs or, if later, the 15th day of the third calendar month following such Exercise Date;

(iii)	The occurrence of a Change of Control shall constitute an Exercise Date and the related Expiration Date shall be the last day of the taxable year of Employee in which such Exercise Date occurs or, if later, the 15th day of the third calendar month following such Exercise Date (provided, however, that the Company may, in its sole discretion, specify an earlier Expiration Date (but in no event earlier than the date upon which the Change of Control occurs) upon written notice to Employee);

(iv)	If Employee incurs a Separation from Service for any reason other than Cause, death or becoming Disabled, and if the Employee is not a Specified Employee as of the date of such Separation from Service, then (x) the Exercise Date shall be the date of such Separation from Service and (y) the related Expiration Date shall be the earlier of (A) the date that is three months after such Exercise Date or (B) the later of (1) the last day of the taxable year of Employee in which such Exercise Date occurs or (2) the 15th day of the third calendar month following such Exercise Date;

(v)	If Employee incurs a Separation from Service for any reason other than Cause, death or becoming Disabled, and if the Employee is a Specified Employee as of the date of such Separation from Service, then (x) the Exercise Date shall be the earlier of the date of Employee’s death or the date that is six months after such Separation from Service and (y) the related Expiration Date shall be the earlier of (A) the date that is three months after such Exercise Date or (B) the later of (1)

the last day of the taxable year of Employee in which such Exercise Date occurs or (2) the 15th day of the third calendar month following such Exercise Date; and

(vi)	Each of January 1, 2008, January 1, 2009, February 27, 2009, January 1, 2010, and January 1, 2011 shall constitute an Exercise Date with respect to a portion of the Option covering a percentage of the shares of Common Stock subject to the Option as of the Effective Date as set forth in the following schedule:

Exercise Date	Percentage of Shares
January 1, 2008	19.50%
January 1, 2009	19.50%
February 27, 2009	7.33%
January 1, 2010	26.83%
January 1, 2011	26.84%
The Expiration Date relating to each Exercise Date set forth in the schedule above shall be the last day of the taxable year of Employee in which such Exercise Date occurs.

(c)	Notwithstanding the provisions of paragraph 1(b) above:

(i)	If an Exercise Date occurs under clauses (i) through (v) of paragraph 1(b) above, then no subsequent Exercise Date may occur under any of such clauses or under clause (vi) of paragraph 1(b) above:

(ii)	If an Exercise Date occurs under clause (vi) of paragraph 1(b) above with respect to a percentage of the shares of Common Stock subject to the Option, then no subsequent Exercise Date may occur under any of clauses (i) through (vi) of paragraph 1(b) above with respect to such shares;

(iii)	If a Change of Control occurs after the occurrence of an Exercise Date pursuant to clauses (i), (ii), (iv), (v) or (vi) of paragraph 1(b) above and prior to the related Expiration Date, then the Company may, in its sole discretion, specify an earlier Expiration Date upon written notice to Employee;

(iv)	If Employee does not exercise the Option (or, in the case of clause (vi) of paragraph 1(b) above, the specified portion of the Option) on or before the applicable Expiration Date, then the Option (or, in the case of clause (vi) of paragraph 1(b) above, the specified portion of the Option) will terminate and no longer be exercisable immediately following such Expiration Date;

(v)	In no event shall the Option be exercisable after the expiration of the original term of the Option or from and after the date Employee incurs a Separation from Service on account of the Company’s termination of Employee’s employment for Cause;

(vi)	If an Exercise Date would occur prior to January 1, 2008 pursuant to clauses (i) through (v) of paragraph 1(b) above, then such Exercise Date shall be deemed to have occurred on January 1, 2008; and

(vii)	The Option shall in no event be exercisable with respect to shares for which the Option has not become vested in accordance with the Stock Option Agreement.
     2. (a) Employee represents and warrants to the Company that: (i) this Amendment and the terms of this Amendment have been freely made and without duress after having consulted with professionals of Employee’s choice; (ii) as of the Effective Date, Employee is the lawful owner of, and has good title to, the Option; (iii) the Option is free and clear of all liens, encumbrances, and adverse claims; (iv) Employee has not heretofore assigned, transferred, sold, delivered, mortgaged, pledged, granted options or rights to purchase, or encumbered the Option; (v) Employee has the right, power, and authority to enter into this Amendment; and (vi) this Amendment has been duly executed by, and constitutes a legal, valid, binding and enforceable obligation of, Employee.
     (b) Employee acknowledges and agrees that Employee is not relying upon any written or oral statement or representation of the Company, its affiliates, or any of their respective officers, directors, shareholders, agents, attorneys, or successors, or any failure of such individual or entity to disclose information, or any written or oral statements or representations or failure to disclose information by any representative or agent of such individual or entity. Employee acknowledges and agrees that in deciding to enter into this Amendment, Employee is relying on his or her own judgment and the judgment of the professionals of Employee’s choice with whom Employee has consulted.
     3. As amended hereby, the Stock Option Agreement is specifically ratified and reaffirmed.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by an officer thereunto duly authorized, and Employee has executed this Amendment, as of the 16th day of November, 2007, effective as of the Effective Date.

CONCHO RESOURCES INC.
By:
	Name:	A. Wellford Tabor
	Title:	Chairman, Compensation Committee

EMPLOYEE